Exhibit 99.1

Release:	Immediate

Contact:	Randy Bane (investment community)	David Miller (editorial/media)
	(408) 986-7977	(408) 563-9582
APPLIED MATERIALS ANNOUNCES RESULTS
FOR SECOND QUARTER OF FISCAL 2007
•	New Orders: $2.65 billion (6% increase year over year; 4% increase quarter over quarter)
•	Net Sales: $2.53 billion (13% increase year over year; 11% increase quarter over quarter)
•	Net Income: $411 million (flat year over year; 2% increase quarter over quarter)
•	EPS: $0.29 ($0.03 increase year over year; flat quarter over quarter)
     SANTA CLARA, Calif., May 15, 2007 — Applied Materials, Inc. reported results for its second fiscal quarter ended April 29, 2007. Net sales were $2.53 billion, up 13 percent from $2.25 billion for the second quarter of fiscal 2006, and up 11 percent from $2.28 billion for the first quarter of fiscal 2007. Gross margin for the second quarter of fiscal 2007 was 44.9 percent, down from 46.5 percent for the second quarter of fiscal 2006, and down from 46.7 percent for the first quarter of fiscal 2007. Net income for the second quarter of fiscal 2007 was $411 million, or $0.29 per share, compared to net income of $413 million, or $0.26 per share, for the second quarter of fiscal 2006, and compared to net income of $403 million, or $0.29 per share, for the first quarter of fiscal 2007. Current quarter results reflected charges related to the previously announced decision to cease development of beamline implant products and certain charges associated with the acquisition of the software division of Brooks Automation, Inc.
     Non-GAAP net income for the second quarter of fiscal 2007 was $509 million, or $0.36 per share, compared to non-GAAP net income of $457 million, or $0.29 per share, for the second quarter of fiscal 2006. Non-GAAP net income for the first quarter of fiscal 2007 was $405 million, or $0.29 per share. Non-GAAP adjustments are explained further below and detailed in the accompanying Reconciliation of GAAP to non-GAAP Results.
     “Applied Materials delivered higher than expected revenue and earnings this quarter,” said Mike Splinter, president and CEO. “We demonstrated our ability to execute across our business lines, deliver enhanced operational performance and open new opportunities for growth, announcing our first contracts for solar cell production lines. While the market for Display remained soft, Silicon and Fab Solutions exceeded expectations fueled by continued high levels of memory investment and momentum from market share gains.”
     New orders of $2.65 billion for the second quarter of fiscal 2007 increased 6 percent from $2.49 billion for the second quarter of fiscal 2006, and increased 4 percent from $2.54 billion for the first quarter of fiscal 2007. Regional distribution of new orders for the second quarter of fiscal 2007 was: Taiwan 30 percent, North America 15 percent, Korea 15 percent, Southeast Asia and China 15 percent, Japan 14 percent and Europe 11 percent. Backlog at the end of the second quarter of fiscal 2007 was $3.67 billion, compared to $3.55 billion at the end of the first quarter of fiscal 2007.
     Results by reportable segment for the second quarter of fiscal 2007 were:

			Operating
(In millions)	New Orders	Net Sales	Income (loss)
Silicon	$1,939	$1,738	$606
Fab Solutions	$559	$546	$141
Display	$87	$203	$43
Adjacent Technologies	$63	$43	$(15)

     Non-GAAP net income and Non-GAAP EPS, detailed in the accompanying Reconciliation of GAAP to Non-GAAP Results, exclude charges related to (i) equity-based compensation, (ii) asset impairment and restructuring activities, (iii) ceasing development of beamline implant products, (iv) certain items associated with acquisitions, including amortization of intangibles, inventory fair value adjustments on products sold and an in-process research and development charge, and (v) the resolution of income tax audits and retroactive reinstatement of tax credits. Management uses non-GAAP net income and non-GAAP EPS to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with Generally Accepted Accounting Principles (GAAP) and may differ from non-GAAP methods of accounting and reporting used by other companies. Applied believes that these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for net income or EPS prepared in accordance with GAAP.
     This press release contains forward-looking statements, including statements regarding the company’s performance, growth opportunities, solar business, strategic position and technology leadership; and the industry outlook. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “continue” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business and consumer spending, demand for electronic products and semiconductors, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology, and fab utilization; the timing, rate, amount and sustainability of capital spending for new nanomanufacturing technology products; the company’s ability to (i) successfully develop, deliver and support a broad range of products and expand its markets and develop new markets, (ii) maintain effective cost controls and timely align its cost structure with business conditions, (iii) effectively manage its resources and production capability, including its supply chain, and (iv) attract, motivate and retain key employees; the successful implementation and effectiveness of initiatives to enhance global operations; the successful integration and performance of acquired businesses; the effectiveness of joint ventures; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including its reports on Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
     Applied Materials will discuss its fiscal 2007 second quarter results, along with its outlook for the third quarter of fiscal 2007, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. A webcast of the conference call will be available on Applied Materials’ web site.
     Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy-efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended

	April 30,	April 29,	April 30,	April 29,
(In thousands, except per share amounts)	2006	2007	2006	2007

Net sales	$2,247,686	$2,529,561	$4,105,278	$4,806,828
Cost of products sold	1,203,061	1,392,951	2,222,954	2,607,680

Gross margin	1,044,625	1,136,610	1,882,324	2,199,148

Operating expenses:
Research, development and engineering	275,883	291,044	548,760	578,611
Marketing and selling	97,706	112,107	198,479	219,019
General and administrative	111,543	119,391	216,806	241,202
Restructuring and asset impairments	(1,578)	25,044	213,269	21,766

Income from operations	561,071	589,024	705,010	1,138,550

Pre-tax loss of equity method investment	—	5,924	—	9,861
Interest expense	9,235	8,845	17,940	19,313
Interest income	48,630	34,022	97,321	64,125

Income before income taxes	600,466	608,277	784,391	1,173,501

Provision for income taxes	187,652	196,833	228,797	358,581

Net income	$412,814	$411,444	$555,594	$814,920

Earnings per share:
Basic	$0.26	$0. 30	$0.35	$0. 59
Diluted	$0.26	$0. 29	$0.35	$0. 58

Weighted average number of shares:
Basic	1,576,548	1,391,076	1,585,577	1,392,477
Diluted	1,586,404	1,407,255	1,596,247	1,408,224

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 29,	April 29,
(In thousands)	2006	2007

ASSETS

Current assets:
Cash and cash equivalents	$861,463	$932,044
Short-term investments	1,035,875	1,085,749
Accounts receivable, net	2,026,199	2,121,817
Inventories	1,406,777	1,470,601
Deferred income taxes	455,473	473,288
Assets held for sale	37,211	22,980
Other current assets	258,021	252,513

Total current assets	6,081,019	6,358,992

Long-term investments	1,314,861	1,349,681
Property, plant and equipment	2,753,883	2,730,540
Less: accumulated depreciation and amortization	(1,729,589)	(1,700,379)

Net property, plant and equipment	1,024,294	1,030,161

Goodwill, net	572,558	652,723
Purchased technology and other intangible assets, net	201,066	232,105
Equity method investment	144,431	134,570
Deferred income taxes and other assets	142,608	137,991

Total assets	$9,480,837	$9,896,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$202,535	$202,535
Accounts payable and accrued expenses	2,023,651	2,037,169
Income taxes payable	209,859	218,350

Total current liabilities	2,436,045	2,458,054

Long-term debt	204,708	204,341
Other liabilities	188,684	196,088

Total liabilities	2,829,437	2,858,483

Stockholders’ equity:
Common stock	13,917	13,820
Additional paid-in capital	3,678,202	3,876,262
Retained earnings	9,472,303	10,134,422
Treasury stock	(6,494,012)	(6,975,290)
Accumulated other comprehensive loss	(19,010)	(11,474)

Total stockholders’ equity	6,651,400	7,037,740

Total liabilities and stockholders’ equity	$9,480,837	$9,896,223

APPLIED MATERIALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended			Six Months Ended

	April 30,	January 28,	April 29,	April 30,	April 29,
(In thousands, except per share amounts)	2006	2007	2007	2006	2007

Non-GAAP Net Income

Reported net income (GAAP basis)	$412,814	$403,476	$411,444	$555,594	$814,920
Equity-based compensation expense	55,080	34,900	47,922	107,032	82,822
Restructuring and asset impairments [1,2]	(1,578)	(3,278)	25,044	213,269	21,766
Costs associated with ceasing development of beamline implant products [3]	—	—	50,299	—	50,299
Certain items associated with acquisitions [4]	5,340	13,380	23,725	11,199	37,105
Resolution of audits of prior years’ income tax filings and credits[5]	—	(29,863)	—	—	(29,863)
Income tax effect of non-GAAP adjustments	(14,956)	(13,434)	(49,239)	(114,575)	(62,673)

Non-GAAP net income	$456,700	$405,181	$509,195	$772,519	$914,376

Non-GAAP Net Income Per Diluted Share

Reported net income per diluted share (GAAP basis)	$0.26	$0.29	$0.29	$0.35	$0.58
Equity-based compensation expense	0.03	0.02	0.02	0.05	0.04
Restructuring and asset impairments	—	—	0.01	0.08	0.01
Costs associated with ceasing development of beamline implant products	—	—	0.02	—	0.02
Certain items associated with acquisitions	—	0.01	0.01	—	0.02
Resolution of audits of prior years’ income tax filings and credits	—	(0.02)	—	—	(0.02)

Non-GAAP net income — per diluted share	$0.29	$0.29	$0.36	$0.48	$0.65

Shares used in diluted shares calculation	1,586,404	1,409,014	1,407,255	1,596,247	1,408,224

[1]	Results for the six months ended April 30, 2006 included asset impairment and restructuring charges of $213 million associated primarily with the facilities disinvestment program. Results for the three months ended January 28, 2007 included a net benefit of $4 million from the sale of the Hillsboro, Oregon facility. Results for the three months ended April 29, 2007 included a slight benefit from the sale of the Chunan, Korea facility.

[2]	Results for the three and six months ended April 29, 2007 included restructuring and asset impairment charges of $25 million associated with ceasing development of beamline implant products.

[3]	Results for the three and six months ended April 29, 2007 included other operating charges of $50 million associated with ceasing development of beamline implant products.

[4]	Incremental charges attributable to acquisitions consisted of inventory fair value adjustments on products sold and amortization of purchased intangible assets. Results for the three and six months ended April 29, 2007 included an in-process research and development charge of $5 million associated with the acquisition of the software division of Brooks Automation, Inc. in the second fiscal quarter of 2007.

[5]	Consists of a $24 million benefit from the resolution of audits of prior years’ income tax filings and a $6 million benefit related to the retroactive reinstatement to January 1, 2006 of the research and development tax credit pursuant to the Tax Relief and Health Care Act of 2006.